Exhibit 99.6

Mark Kaufman

16, boulevard de la Princesse Charlotte

98000 Monaco

William V. Carey
Chairman of the Board of Directors
Central European Distribution Corporation
Ul. Bobrowiecka 6
00-728 Warszawa
Poland

By e-mail and fax (+48 22 455 1810)

Members of the Board of Directors
Central European Distribution Corporation
3000 Atrium Way, Suite 265
Mt. Laurel, NJ 08054
USA

By fax (+1 856 273 6996)

May 10, 2012

Dear Bill, Dear Members of the Board,

I am writing to express my support of the Financing Transaction between CEDC and Roust Trading Ltd., part of the Russian Standard group, announced on April 23, 2011. Accordingly, I hereby inform you that it is my intention to attend the 2012 Annual Meeting of Stockholders in person and to vote all the CEDC shares held by me and my affiliate W & L Enterprises Ltd. in favor of the issuance of the CEDC shares to Roust Trading Ltd. pursuant to the Financing Transaction, as well as to vote on the other proposals according to the recommendation of the Board of Directors.

By enabling CEDC to meet its near-term obligations under the Convertible Notes maturing on March 15, 2013, I believe the Financing Transaction is an important step toward addressing the issues facing CEDC. I also believe CEDC will benefit from the significant professional experience of Mr. Roustam Tariko in both the alcohol and finance sectors.

But to turn the business around, other steps will need to be taken, in particular to fix CEDC’s operating performance in Russia.

I also believe the strategic investment by the Russian Standard group could provide CEDC the possibility to realize further important operational synergies and improvements.

If elected by the stockholders at the 2012 Annual Meeting, I shall be honored to serve on the CEDC Board of Directors to work together with the other directors and management to improve operating performance, strengthen the balance sheet and prepare for the next step of CEDC’s development.

As a director, I will pay particular attention that the interests of both existing shareholders and bondholders will be protected, and to restore investors’ confidence in CEDC.

Yours truly,

/S/ MARK KAUFMAN

Mark Kaufman